                                                               Exhibit 23(k)(iv)

    MERRILL LYNCH
    BANK USA
    (A Wholly Owned Subsidiary of
    Merrill Lynch & Co., Inc.)

    Consolidated Financial Statements (Unaudited)
    for the  Quarter and Year-to-Date Periods Ended
    September 30, 2005 and September 24, 2004

                                 - - 16 - -
MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

----------------------------------------------------------------------------

TABLE OF CONTENTS

                                                                        Page

FINANCIAL STATEMENTS (Unaudited):

  Consolidated Balance Sheets                                               1

  Consolidated Statements of Earnings                                       2

  Consolidated Statements of Changes in Stockholder's Equity
3

  Consolidated Statements of Cash Flows                                   4-5

  Notes to Consolidated Financial Statements                                6-22

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill
Lynch & Co., Inc.)

CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except share
amounts)
                                         September 30,   December 31,
                                             2005            2004
Assets

  Cash and due from banks
                                         $               $
                                         54,930          18,811
  Cash equivalents
                                         -               1,535,000
  Federal funds sold
                                         75,000          -
  Trading assets
                                         924,514          1,308,368
  Securities (includes securities
pledged as collateral that can
    be sold or repledged of $525,095
and $4,973,687 at
    September 30, 2005 and December 31,
2004)                                    17,113,687       27,764,956
  Loans and leases held for sale
                                         4,576,908        5,229,960

  Loans and leases receivable
                                         34,908,238       29,619,839
  Allowance for loan and lease losses
                                         (228,290)       (167,224)
  Loans and leases receivable, net
                                         34,679,948      29,452,615

  Accrued interest receivable
                                         236,518         215,625
  Derivative assets
                                         102,473         19,002
  Investment in Federal Home Loan Bank
                                         121,602         121,106
  Receivable from Parent and affiliated
companies                                54,615          192,608
  Net deferred income taxes
                                         279,117         193,445
  Property and equipment, net
                                         45,661          45,963
  Cash delivered to collateralize
derivative obligations                   7,948           31,197
  Other assets
                                         505,006         408,095
Total assets                               $               $
                                         58,777,927      66,536,751
Liabilities and Stockholder's Equity
Liabilities
  Interest bearing deposits                $               $
                                         51,158,949      55,410,345
  Federal Funds purchased and
securities sold under
        agreements to repurchase
                                         848,346         4,688,480
  Unsettled securities payable
                                         -               380,417
  Derivative liabilities
                                         15,353          36,629
  Payable to Parent and affiliated
companies                                273,789         87,738
  Current income taxes payable
                                         171,584         219,112
  Advances from Federal Home Loan Bank
                                         2,200           2,200
  Other liabilities
                                         623,410         545,910
           Total liabilities
                                         53,093,631      61,370,831
Stockholder's equity
  Preferred stock, 6% noncumulative,
par value $1,000;
    1,000,000 shares authorized,
issued, and outstanding                  1,000,000       1,000,000
  Common stock, par value $1; 1,000,000
shares authorized,
    issued, and outstanding
                                         1,000           1,000
  Paid-in capital
                                         2,367,679       2,367,679
  Retained earnings
                                         2,334,525       1,802,576
  Accumulated other comprehensive loss,
net of tax                               (18,908)        (5,335)
          Total stockholder's equity
                                         5,684,296       5,165,920
Total liabilities and stockholder's        $               $
equity                                   58,777,927      66,536,751
The accompanying notes are an integral
part of these consolidated financial
statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of
Merrill Lynch & Co., Inc.)

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(Dollars in thousands)
                               Three Months Ended          Nine Months Ended
                           September     September    September        September
                              30,          24,           30,              24,
                             2005          2004          2005            2004

Interest income:
  Loans and leases         $                           $
receivable                572,695        $            1,520,061        $
                                         346,666                       960,200
  Mortgage-backed and
asset-backed securities   183,164        103,740      510,071          270,063
  Non-U.S. government
securities                6,103          3,084        15,477           6,676
  U.S. Treasury and
government agency         1,123          10,958       14,144           36,523
securities
  Corporate and other
debt securities           23,423         10,726       63,128           29,199
  Trading assets
                          14,178         14,146       40,026           43,021
  Federal funds sold and
securities purchased
     under agreements to
resell, and cash          5,078          1,993        18,828           10,449
equivalents
          Total interest
income                    805,764        491,313      2,181,735        1,356,131

                          -              -            -                -
Interest expense:
  Deposits
                          286,710        82,202       761,811          198,308
  Federal funds
purchased and securities
sold
     under agreements to
repurchase                42,573         27,490       107,492          65,699
  Other borrowings
                          9,485          662          17,266           2,370
          Total interest
expense                   338,768        110,354      886,569          266,377

                          -              -            -                -
Net interest income
                          466,996        380,959      1,295,166        1,089,754
Provision for loan and
lease losses              47,362         59,744       107,955          122,015
Net interest income
after provision for loan  419,634        321,215      1,187,211        967,739
and lease losses

Noninterest income:
  Credit and banking fees
                          110,287        86,747       297,714          225,341
  Servicing and other
fees, net                 31,598         18,178       73,280           57,145
  Gains on sale of
securities, net           1,824          10,136       49,581           50,113
  Gain on sale of loans,
net                       2,832          63,391       36,628           139,842
  Unrealized gain on
investment                18,838         -            28,544           -
  Trustee fees
                          8,173          8,126        24,998           24,276
  Gain (loss) on
non-hedging derivatives   11,152         (92,317)     16,924           (84,060)
  Losses on
other-than-temporary      -              -            -                (29,680)
impaired securities
  Trading gains (losses)
                          14             (9,343)      (1,086)          (23,828)
  Other
                          8,747          3,587        14,718           15,519
           Total
noninterest income        193,465        88,505       541,301          374,668

Noninterest expenses:
  Compensation and
benefits                  83,986         68,302       242,858          208,759
  Deposit administration
fees                      33,151         34,323       102,038          102,859
  Communications and
technology                9,888          9,887        32,373           30,770
  Provision for unfunded
loan commitments          8,633          9,930        29,705           3,680
  Loan servicing and
administration            8,379          4,533        25,367           13,574
  Trust management fees
                          5,201          4,797        15,005           14,299
  Professional fees
                          4,453          4,955        14,616           13,200
  Servicing fees from
Parent and affiliates     6,445          2,469        11,775           7,642
  Occupancy and related
depreciation              3,954          3,315        11,728           9,297
  FDIC & state
assessments               2,439          2,622        7,375            8,072
  Other
                          10,945         6,688        27,449           22,261
          Total
noninterest expenses      177,474        151,821      520,289          434,413

Earnings before income
taxes                     435,625        257,899      1,208,223        907,994

  Income taxes
                          156,617        84,607       436,274          312,034

Net earnings               $
                          279,008        $            $                $
                                         173,292      771,949          595,960

The accompanying notes
are an integral part of
these consolidated
financial statements
(unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch
& Co., Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
(Unaudited)
For the Nine Months Ended September 30, 2005 and
September 24, 2004
(Dollars in thousands)

                                                                  Accumulated
                                                                    Other
                                                                   Compre-     Total
                                                                   hensive    Stock-
                            Preferred Common   Paid-in  Retained    Income   holder's
                              Stock    Stock   Capital  Earnings    (Loss)    Equity

Balance, December 26, 2003    $         $                 $         $
                            1,000,000   1,000 $2,367,6791,101,010   (15,313) $4,454,376

Comprehensive income:
  Net earnings
                                                          595,960              595,960
  Other comprehensive
income:
    Net unrealized gains
on
      securities (net of
tax)                                                                  27,768    27,768
    Deferred losses on
cash flow
    hedges (net of tax and
    reclassification of
$12,241 of
    gains included in
earnings)                                                           (30,529) (30,529)
  Total comprehensive
income                                                                         593,199
  Cash dividends declared
                                                        (90,000)             (90,000)
Balance, September 24, 2004   $         $                 $         $
                            1,000,000 1,000   $2,367,6791,606,970  (18,074)  $4,957,575

Balance, December 31, 2004    $         $                 $         $
                            1,000,000   1,000 $2,367,6791,802,576    (5,335) $5,165,920

Comprehensive income:
  Net earnings
                                                          771,949              771,949
  Other comprehensive
income:
    Net unrealized losses
on
      securities (net of
tax)                                                                 (9,171)   (9,171)
    Deferred losses on
cash flow
    hedges (net of tax and
    reclassification of
$2,020 of
    gains included in
earnings)                                                            (4,402)  (4,402)
 Total comprehensive income
                                                                               758,376
 Cash dividends declared
                                                        (240,000)            (240,000)
Balance, September 30, 2005   $         $                 $         $
                            1,000,000 1,000   $2,367,6792,334,525  (18,908)  $5,684,296

---------------------------------------------------------------------------------------

The accompanying notes are an integral part of these
consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
(Dollars in thousands)
                                                               Nine Months Ended

                                                             September    September
                                                                30,          24,
                                                               2005          2004
                                                            ------------  -----------
                                                            ------------  -----------
Cash Flows From Operating Activities
  Net earnings                                                $             $
                                                                771,949      595,960
  Adjustments to reconcile net earnings to net cash
provided by (used for)
      operating activities:
      Provision for loan and lease losses
                                                                107,955      122,015
      Provision for unfunded loan commitments
                                                                 29,705        3,680
      Lower of cost or market adjustments on loans and
leases held for sale                                             44,807       10,649
      Gain on sales of securities
                                                               (49,581)     (50,113)
      Deferred income taxes
                                                               (82,660)       38,699
      Depreciation and amortization
                                                                  7,308        6,832
      Accretion of discount
                                                                 11,433       13,577
      Federal Home Loan Bank stock dividend
                                                                  (496)      (3,500)
      Losses (gains) on trading assets
                                                                 10,232        (534)
      (Gains) losses on non-hedging derivatives
                                                               (16,924)       84,060
      Gain on sale of loans
                                                               (81,435)    (154,171)
      Losses on other-than-temporary impaired securities
                                                                      -       29,680
      Other
                                                                 26,904       20,069

  Changes in operating assets and liabilities:
      Origination, purchases, and drawdowns on loans and
leases held for sale, net of repayments                     (7,218,756)   (8,883,801)
      Net proceeds from sales of loans and leases held for
sale                                                          7,823,563    9,312,296
      Purchase of trading assets
                                                            (5,567,562)   (13,478,941)
      Proceeds from sales and maturities of trading
securities                                                    5,940,485   13,522,488
  Net change in:
      Accrued interest receivable
                                                               (20,893)     (17,367)
      Accrued interest payable
                                                                  (172)        5,365
      Unsettled securities payable
                                                              (380,417)      312,585
      Current income taxes payable
                                                               (42,085)     (73,405)
      Other, net
                                                                9,807     (155,629)
            Net cash provided by operating activities
                                                              1,323,167    1,260,494

Cash Flows From Investing Activities
  Proceeds from (payments for) securities:
       Purchases
                                                            (10,369,364)  (15,210,295)
       Sales
                                                             14,913,749   14,033,494
       Maturities
                                                              5,897,601    4,338,423
  Net change in:
Federal funds sold and securities purchased under
agreements to resell                                           (75,000)     (55,000)
Loans and leases receivable
                                                            (5,344,071)    (804,967)
Cash received from counterparties to collaterize
derivative obligations                                          154,891      114,130
  Proceeds from the sales of mortgage servicing assets
                                                                 18,060       41,677
  Purchase of property and equipment
                                                               (7,008)      (3,553)
             Net cash provided by investing activities
                                                              5,188,858    2,453,909

Cash Flows From Financing Activities
  Increase (decrease) in:
       Deposits
                                                            (4,251,396)    (178,974)
       Federal funds purchased and securities sold under
agreements to repurchase                                    (3,840,134)   (3,300,883)
       Other borrowings
                                                                  3,373    (591,085)
       Payable (receivable) to and from Parent and
affiliated companies, net                                       137,251      134,928
  Payment of dividends
                                                              (60,000)    (270,000)
             Net cash used for financing activities
                                                            (8,010,906)   (4,206,014)

             Decrease in cash, due from banks and cash
equivalents                                                 (1,498,881)    (491,611)
Cash, due from banks and cash equivalents, beginning of
year                                                        1,553,811     1,231,630

Cash, due from banks and cash equivalents, end of period      $             $
                                                               54,930      740,019

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
The accompanying notes are an integral part of these
consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill
Lynch & Co., Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (continued)

(Dollars in thousands)
                                               Nine Months Ended
                                          September      September
                                            30,             24,
                                           2005             2004

Supplemental Disclosures of Cash Flow
Information
  Cash paid during the period for:
Interest                                   $              $
                                          886,741           228,219
Income taxes
                                          196,573           274,797

Supplemental Disclosures of Noncash
Investing
  and Financing Activities:

Unsettled purchases of securities with
the related payable
     recorded in liabilities
                                                -           800,296
Unsettled sales of securities with the
related receivable
     recorded in other assets
                                                -           300,401
Transfers of repossessed assets from
loans to other assets                      69,637            38,789
Unrealized (losses) gains on
available-for-sale securities, net of     (9,171)            27,768
taxes
Unrealized losses on cash flow hedges,
net of taxes                              (4,402)          (30,529)
Dividends declared and unpaid
                                          200,000            20,000

The accompanying notes are an integral part of
these consolidated financial statements
(unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Quarter and Year-to-Date Periods Ended September 30, 2005 and
September 24, 2004
----------------------------------------------------------------------------
(Dollars in thousands)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   For a complete discussion of Merrill Lynch Bank USA's ("MLBUSA" or the
   "Bank") accounting policies, refer to the Bank's 2004 Consolidated
   Financial Statements.

   Principles of Consolidation and Basis of Presentation - The consolidated financial statements of MLBUSA include the accounts of MLBUSA and it subsidiaries.  MLBUSA's subsidiaries are controlled through a majority voting interest or are controlled through a risks and rewards approach required by the Financial Accounting Standards Board ("FASB") Revised
   Interpretation No. ("FIN") 46R Consolidated Variable Interest Entities.
   All significant intercompany accounts and transactions between MLBUSA and its subsidiaries have been eliminated.  Although the interim amounts are unaudited, they do reflect all normal recurring adjustments that, in the opinion of management, are necessary for the fair statement of the consolidated financial statements for the interim periods.

   These unaudited consolidated financial statements should be read in conjunction with the Bank's audited 2004 Consolidated Financial
   Statements.  The nature of MLBUSA's business is such that the results of any interim period are not necessarily indicative of results for a full year.  In presenting the consolidated financial statements, management makes estimates that affect the reported amounts and disclosures in the financial statements.  Estimates, by their nature, are based on judgment and available information.  Therefore, actual results could differ from those estimates and could have a material impact on the consolidated financial statements, and it is possible that such changes could occur in the near term.

   The 2004 amounts have been restated to reflect the Bank's acquisition of
   Merrill Lynch Private Finance, Inc. ("MLPF") in an internal reorganization on November 9, 2004.  The internal reorganization of entities under common control is reflected in the consolidated financial statements as if the businesses had been combined as of the beginning of the reporting periods.

   Certain reclassifications have been made to prior period financial statements, where appropriate, to conform to the current period presentation.

   In the third quarter of 2005, MLBUSA elected, under FASB Interpretation
   No. 39 ("FIN 39"), Offsetting of Amounts Related to Certain Contracts,
   to net cash collateral paid or received under credit support annexes associated with legally enforceable master netting agreements against derivative inventory.  MLBUSA believes this accounting presentation is preferable as compared to a gross presentation as it is a better representation of MLBUSA's exposure relating to these derivative contracts.  Amounts as of December 31, 2004 have been restated to conform to the current presentation.  The amounts netted at September
   30, 2005 and December 31, 2004 reduced total assets and total liabilities by $85.4 million and $166.2 million, respectively.

   MLBUSA's 2005 fiscal quarters end on the first Friday in April and July and the last Friday in September and December.  MLBUSA's 2004 fiscal quarters ended on the last Friday of March, June, September, and
   December.

   Recently Issued Accounting Pronouncements - On December 16, 2004, the
   FASB issued Statement of Financial Accounting Standards ("SFAS") No. 123
   (revised 2004), Share-Based Payment, a revision of SFAS No. 123,
   Accounting for Stock-Based Compensation (Revised SFAS No. 123).  In
   April 2005, the Securities and Exchange Commission ("SEC") delayed the effective date for the revised SFAS No. 123 until the first fiscal year beginning after June 15, 2005.  As a result of the SEC rule, the Bank expects to adopt the provisions of revised SFAS No. 123 in the first quarter of 2006.  The approach to accounting for share-based payments under revised SFAS No. 123 is substantially unchanged from that allowed under SFAS No. 123 Accounting for Stock-Based Compensation (SFAS No.
   123).  Under the provisions of SFAS No. 123, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period.  The Bank recognizes expense over the vesting period, as stipulated in the grant for all employees, including those that have satisfied retirement eligibility criteria.  Employees meeting the retirement eligibility criteria are subject to a non-compete agreement that applies from the date of retirement through each applicable vesting period.  Should a retirement eligible employee actually leave the Bank, all previously unvested awards are immediately charged to expense.  The Bank adopted the provisions of SFAS No. 123 in the first quarter of 2004 and is currently evaluating the impact of adopting the revised SFAS No. 123.

   In December of 2003, the American Institute of Certified Public
   Accountants ("AICPA") issued Statement of Position ("SOP") 03-3,
   Accounting for Certain Loans or Debt Securities Acquired in a Transfer.
   SOP 03-3 addresses revenue recognition and impairment assessments for certain loans and debt securities that were purchased at a discount that was at least in part due to credit quality.  SOP 03-3 states that where expected cash flows from the loan or debt security can be reasonably estimated, the difference between the purchase price and the expected cash flows (i.e., the "accretable yield") should be accreted into income.  Furthermore, the SOP requires that the allowance for loan and lease losses established for these loans reflect only those losses incurred subsequent to their acquisition.  The Bank adopted SOP 03-3 as of the beginning of fiscal year 2005.  The adoption of the guidance did not have a material impact on the consolidated financial statements.

2.  SECURITIES

   Securities reported on the Consolidated Balance Sheets are as follows:

                             September 30,     December 31,
                                 2005              2004
                            ----------------   -------------

  Available-for-sale                      $
                                 14,816,767     $25,422,273
  Held-to-maturity
                                      4,000           4,000
  Non-qualifying  (1)
                                2,292,920       2,338,683

  Total                                 $
                               17,113,687      $27,764,956

(1)   Non-qualifying includes preferred stock that does not qualify as a debt or marketable equity security under SFAS No. 115, Accounting for
      Certain Investments in Debt and Equity Securities ("SFAS No. 115").

Information regarding investment securities subject to SFAS No. 115 follows:

                                September 30, 2005
                            ---------------------------------------------------------
                                               Gross        Gross
                              Amortized     Unrealized    Unrealized     Estimated
                                Cost           Gains        Losses      Fair Value
                            --------------  ------------  -----------  --------------
                            --------------  ------------  -----------  --------------

Available-for-sale
  Asset-backed securities               $     $             $                      $
                                8,456,439         6,249      (9,148)       8,453,540
  Mortgage-backed
securities                      5,293,233        17,163     (38,369)       5,272,027
  Non-U.S. government
agencies                          704,783        24,757            -         729,540
  U.S. Treasury and
     government agencies
                                  163,714             -      (5,948)         157,766
  Corporate debt securities
                                  127,469           527        (668)         127,328
  Other
                                 74,522         4,998       (2,954)         76,566

  Total                                $      $             $                     $
                             14,820,160        53,694      (57,087)     14,816,767

Held-to-maturity
  Asset-backed securities     $   4,000       $             $            $   4,000
                                               -            -

                             December 31,
                                 2004
                            ---------------------------------------------------------
                                               Gross        Gross
                              Amortized     Unrealized    Unrealized     Estimated
                                Cost           Gains        Losses      Fair Value
                            --------------  ------------  -----------  --------------
                            --------------  ------------  -----------  --------------

Available-for-sale
  Asset-backed securities               $     $             $                      $
                               14,794,971        16,787     (21,984)      14,789,774
  Mortgage-backed
securities                      7,501,501       169,657      (9,525)       7,661,633
  Non-U.S. government
agencies                          803,253        15,088            -         818,341
  U.S. Treasury and
     government agencies
                                1,762,069             -     (13,459)       1,748,610
  Corporate debt securities
                                  323,769           548      (1,923)         322,394
  Other
                                 74,521         8,841       (1,841)         81,521

  Total                                $      $             $                     $
                             25,260,084       210,921      (48,732)     25,422,273

Held-to-maturity
  Asset-backed securities     $   4,000       $                          $   4,000
                                                -         $
                                                              -

At September 30, 2005 and December 31, 2004, $0 and $380,417,
respectively, of security purchases were unsettled with the related payable reported in unsettled securities payable.

The activity from sales of securities is summarized below:

                              Three Months                         Nine Months Ended
                                 Ended
                            September 30,    September 24,   September 30,    September 24,
                                2005             2004             2005            2004
                            --------------   --------------  ---------------  --------------
                            --------------   --------------  ---------------  --------------

Available-for-sale
Proceeds                                $                $                $               $
                                6,117,231        5,065,378       14,913,749      14,033,494
Net realized gains (1)
                                    1,824           10,136           49,581          50,113
Tax provision
                                      371            3,577           17,307          16,896

Trading
Proceeds                                $                $                $               $
                                2,092,821        3,568,312        5,649,662      12,826,599
Realized (losses) gains
                                  (4,900)              410         (10,232)             534
Tax (benefit) provision
                                  (1,826)              148          (3,818)             193

(1)   Includes losses on derivatives hedging the available-for-sale portfolio for the three months ended September 30, 2005 and
      September 24, 2004 of $23,418 and $15,542, respectively, and for the nine months ended September 30, 2005 and September 24, 2004 of
      $86,279 and $152,795, respectively.

Available-for-sale securities with unrealized losses as of September 30,
2005 are presented in the following table by the length of time individual securities have been in a continuous unrealized loss position.  The fair value and unrealized loss amounts are reported net of derivatives qualifying as hedges.

                                                                       September 30, 2005
                                          Less than 12 months      Greater than 12 months
                                         -----------------------  --------------------------
                                 Gross                   Gross                      Gross
               AmortizeFair     UnrealizeFair           Unrealiz                  Unrealized
                Cost    Value     Loss    Value          Loss   ed Fair Value       Loss
               -----------------------------------      --------  -------------   ----------
                $       $        $        $                        $
Asset-backed                                            $                         $
securities     3,303,243,296,434(6,813)  2,942,808      (703)     353,626         (6,110)

Mortgage-backed
securities     3,115,453,106,544(8,907)  2,713,295      (6,863)   393,249         (2,044)
  Non-U.S.
government
agencies       304,220 298,643  (5,577)  -              -         298,643         (5,577)
  U.S.
Treasury and

government
agencies       163,714 156,411  (7,303)  -              -         156,411         (7,303)
  Corporate
debt
securities     15,082  15,030   (52)     15,030         (52)      -               -

  Other        59,523  56,569   (2,954)  -              -         56,569          (2,954)

                $       $        $        $             $          $               $
Total          6,961,236,929,631(31,606) 5,671,133      (7,618)   1,258,498       (23,988)

During the second quarter 2004, the Bank determined that certain available-for-sale asset-backed securities were other-than-temporarily impaired.  The Bank recognized a loss of $29,680 as a result of this impairment determination.  No securities have been identified as other-than-temporarily impaired in 2005.

The change in net unrealized gains on securities included in other comprehensive income represents the sum of the net unrealized holding gains and reclassification adjustments of securities net of the hedge accounting effects.  Reclassification adjustments are amounts recognized in net earnings during the current period that had been part of other comprehensive income in the previous period.  The components of the net change are summarized below:

                                   Three Months Ended             Nine Months Ended
                               September     September 24,    September      September
                                  30,                            30,            24,
                                  2005           2004            2005           2004
                              -------------  --------------  -------------  -------------
                              -------------  --------------  -------------  -------------

Net unrealized holding
(losses)
 gains arising during the
period,
 net of taxes                   $                $   9,701     $              $
                                  (10,187)                       (41,491)         14,520

Reclassification
adjustment
  for net losses included
in net
  earnings, net of taxes
                                   1,610           6,530         32,320         13,248

Net change                      $                     $        $              $
                                  (8,577)         16,231         (9,171)        27,768

   The maturity schedule of all available-for-sale securities at amortized cost and estimated fair values is presented below. The distribution of mortgage-backed and asset-backed securities is based on contractual maturities. Actual maturities may differ because the issuer may have the right to call or prepay the obligations.

                                                 September 30, 2005
                                           -----------------------------
                                           -----------------------------
                                            Amortized       Estimated
                                               Cost        Fair Value
                                           -------------  --------------
                                           -------------  --------------

Available-for-sale
Due in one year or less                        $      -        $      -
Due after one year through five years
                                              1,124,755       1,117,531
Due after five years through ten years
                                              2,884,800       2,902,761
Due after ten years
                                            10,810,605      10,796,475
Total                                                $               $
                                            14,820,160      14,816,767

Held-to-maturity
Due after ten years                         $    4,000      $    4,000

3.  LOANS AND LEASES HELD FOR SALE

     Loans and leases held for sale consist of:

                                 September        December
                                    30,              31,
                                   2005             2004
                                ------------     ------------

 Automobile                      $                $
                                  1,756,664        2,832,053
 Commercial
                                  1,538,295          698,554
 Residential mortgages - 1-4
family                            1,191,630       1,830,237
 Credit card
                                    208,622           -
 Lease financing
                                    165,384        120,015
 Deferred fees, net
                                  (283,687)        (250,899)
Total                            $                $
                                 4,576,908        5,229,960

Loans and leases held for sale are  reported in the  consolidated  financial statements  at the lower of aggregate  cost or market value  (LOCOM).  As of
September  30, 2005 and December 31, 2004 the  adjustment to reduce the loan cost to  estimated  market value was $41,057 and $32,018  respectively.  The net LOCOM markdowns  (recoveries)  included in gain on sale of loans for the three months ended  September  30, 2005 and  September 24, 2004 were $27,463 and  $(20,576),  respectively,  and for the nine months ended  September 30,
2005 and September 24, 2004 were $44,807 and $10,649, respectively.

4.  LOANS AND LEASES RECEIVABLE

Loans and leases receivable are summarized below:

                                          September       December
                                             30,             31,
                                            2005            2004
                                         ------------    ------------

Consumer
 Residential mortgages - 1-4 family        $               $
                                           5,663,983       6,260,082
 Securities-based
                                           4,055,433       2,858,017
 Residential mortgages - home equity
                                           2,248,205       2,168,640
 Residential construction
                                             549,298         673,551
 Delayed debit
                                              57,183          60,986
 Credit card
                                             8,373           8,269
   Total consumer
                                          12,582,475      12,029,545

Commercial
 Asset-based
                                           9,392,631       6,136,357
 Commercial and industrial
                                           5,175,171       5,321,019
 Real estate
                                           3,614,666       3,390,356
 Securities-based
                                           1,300,002       1,141,961
 Unsecured
                                           1,197,920       1,079,480
 Hedge fund lending
                                           1,176,900         124,414
 Lease financing
                                             632,451         570,610
 Other
                                                20              20
   Total commercial
                                          22,489,761      17,764,217

Deferred fees, net
                                          (163,998)       (173,923)

Total                                      $               $
                                         34,908,238      29,619,839

   The principal balance of nonaccruing loans was $217,670 and $183,089 at
   September 30, 2005 and December 31, 2004, respectively.

Information pertaining to impaired loans is summarized below:

                                       September
                                          30,        December 31,
                                          2005           2004
                                       -----------   --------------

Impaired loans with an

  allowance for loan                   $              $
loss                                   132,241       123,442

Impaired loans that have
been

  charged-off partially                 26,050          22,698

                                       $              $
Total impaired loans                   158,291       146,140

Allowance for loan
losses

  related to impaired                  $              $
loans                                  45,802        25,910

                         Three Months Ended              Nine Months Ended
                     September 30,    September     September        September
                                         24,           30,              24,
                         2005            2004          2005            2004
                     --------------   -----------   -----------     ------------
                     --------------   -----------   -----------     ------------

Average investment
  in impaired loans            $        $             $               $
                         172,708       173,134       169,580          175,128

Interest income
recognized on
  impaired loans        $    539        $             $                $1,034
                                           524         1,200

Interest income
recognized on a
  cash basis on        $   1,263        $             $               $ 1,033
impaired loans                             409         1,931

5.  ALLOWANCE FOR LOAN AND LEASE LOSSES AND RESERVE FOR UNFUNDED LOAN
   COMMITMENTS

   Changes in the allowance for loan and lease losses are summarized below:

                            Three Months Ended            Nine Months Ended
                           September   September 24,  September 30,  September
                              30,                                       24,
                            2005          2004          2005            2004
                          ---------    -----------    ----------     -----------
                          ---------    -----------    ----------     -----------

Balance, beginning of      $            $              $              $
period                     190,892        147,265       167,224         152,923
Provision for loan
losses                      47,362         59,744       107,955         122,015
Charge-offs, net of
recoveries                 (9,964)       (20,116)      (46,728)        (88,050)
Foreign exchange
revaluation                     -            (32)         (161)            (27)

Balance, end of            $            $              $              $
period                    228,290        186,861       228,290         186,861

   Changes in the allowance for unfunded loan commitments (which is included in other liabilities) are summarized below:

                             Three Months Ended                   Nine Months Ended
                             September 30,      September      September     September
                                                   24,            30,           24,
                                  2005            2004            2005          2004
                             ---------------    ----------     -----------   -----------
                             ---------------    ----------     -----------   -----------

Balance, beginning of             $ 120,774      $               $ 99,832      $ 73,433
period                                             67,179
Net provision
                                      8,633         9,930          29,705         3,680
Foreign exchange
revaluation                            (56)           (5)           (186)       (9)

                                         -             -               -             -
Balance, end of period           $ 129,351       $              $129,351      $ 77,104
                                                  77,104

   6.  INTEREST BEARING DEPOSITS

   Deposits reported on the Consolidated Balance Sheets are summarized below:

                                    September        December 31,
                                       30,
                                       2005              2004
                                   -------------     -------------

  Money market deposits and
       NOW accounts                  $                 $
                                     50,293,258        54,788,219
  Certificates of deposit
                                      865,691           622,126

  Total                              $                 $
                                   51,158,949        55,410,345

   The weighted average interest rates for the nine months ended September
   30, 2005 for money market deposits and NOW accounts, and certificates of deposit (including the effect of hedges), were 1.9% and 3.3%, respectively, and for the year ended December 31, 2004 were 1.3% and
   2.7%, respectively.

7.  BORROWED FUNDS

   Federal Funds Purchased and Securities Sold Under Agreements to
   Repurchase

   Federal Funds purchased were $375,000 and $0 at September 30, 2005 and
   December 31, 2004, respectively.  Securities sold under agreements to repurchase were $473,346 and $4,688,480 at September 30, 2005 and
   December 31, 2004, respectively.  The weighted average interest rates for the nine months ended September 30, 2005 for Federal Funds purchased and securities sold under agreements to repurchase were 3.37% and 2.95%, respectively, and for the year ended December 31, 2004 were 1.57% and
   1.33%, respectively.

   Advances from FHLB

   Collateral levels prescribed by the FHLB amounted to $2,651 at both
   September 30, 2005 and December 31, 2004.  The interest rates charged by the FHLB for advances vary depending upon maturity and the purpose of the borrowing.

   Scheduled maturities of advances from the FHLB, as of September 30, 2005 and December 31, 2004, maturing within one year, are $2,200 with a weighted average interest rate of 5.29%.

8.  SECURITIZATION TRANSACTIONS AND TRANSACTIONS WITH VARIABLE
     INTEREST ENTITIES ("VIE")

   Securitization Transactions

   The Bank has a significant financial interest in a qualifying special purpose entity ("QSPE").  In 2001, MLBUSA securitized $648,634 of residential mortgage loans.  To securitize these assets, MLBUSA established a QSPE, Merrill Lynch Bank Mortgage Loan Trust 2001-A
   ("2001-A").  MLBUSA received $648,105 of proceeds from this securitization and recognized a loss of $1,032, inclusive of transaction costs.  The loss on sale of assets is determined with reference to the previous carrying amount of the financial assets transferred, which is allocated between the assets sold and the retained interests, based on their fair value at the date of transfer.

   Subsequent to the securitization, MLBUSA repurchased $635,018 of securities issued by 2001-A, including the residual tranche.
   Specifically, the Bank retains a 97% interest in the VIE.  Retained interests of $211,482 and $275,958 at September 30, 2005 and December
   31, 2004, respectively, are recorded in available-for-sale mortgage-backed securities at fair value.  To obtain fair values, quoted market prices are used if available.  Where quotes are unavailable for retained interests, MLBUSA generally estimates fair value based on the present value of expected cash flows using management's estimate of the key assumptions, including credit losses, prepayment rates, and discount rates, commensurate with the risks involved.

   The following table presents MLBUSA's key weighted-average assumptions used to estimate the fair value of the retained interests in 2001-A at
   September 30, 2005, and the pretax sensitivity of the fair values to an immediate 10 and 20 percent adverse change in these
   assumptions:

-------------------------------------------------------

Weighted average life (in
years)                                        2.35

Expected Credit losses (rate per             2.33%
annum)
10% adverse change                       $   (361)
20% adverse change                       $   (724)

Weighted average discount                    5.09%
rate
10% adverse change                       $   (286)
20% adverse change                       $   (500)

Prepayment speed
(constant prepayment rate)                  25.00%
10% adverse change                       $    (95)
20% adverse change                       $   (141)

-------------------------------------------------------

   The sensitivity analysis above is hypothetical and should be used with caution.  In particular, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which may magnify or counteract the sensitivities.  Further changes in fair value based on a
   10% or 20% variation in an assumption or parameter generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear.  Also, the sensitivity analysis does not consider any hedging action that MLBUSA may take to mitigate the impact of any adverse changes in the key assumptions.

   For the nine months ended September 30, 2005 and September 24, 2004, cash flows received on the retained interests were $72,636 and $71,958, respectively.  As of September 30, 2005, the principal amount outstanding and delinquencies of the 2001-A securitized mortgage loans were $221,395 and $9,765, respectively.  For the nine months ended
   September 30, 2005, there were no net credit losses on the 2001-A securitized mortgage loans.

   In addition, MLBUSA transferred certain aircraft lease asset-backed securities to a QSPE, Airplanes Repackaged Transferred Securities Ltd.,
   during 2004. The QSPE issued two series of notes ("ARTS 1" and "ARTS 2")
   with a combined par value of $186,000.  The Bank also sold to the QSPE securities consisting of asset-backed securities and U.S. Treasury agency strips with a combined carrying value of $171,000, and contributed a financial insurance contract.  MLBUSA received $181,950 of proceeds from the sale and recognized a gain on the sale of $10,880.
   The gain on the sale is determined with reference to the carrying amount of the financial assets transferred compared to their fair value at the date of transfer.  MLBUSA had no residual interest in this securitization as of September 30, 2005.

   In a third securitization transaction, during the second quarter of 2005
   MLBUSA transferred certain automobile loans held for sale with a fair value of $1,564,036 to a QSPE that subsequently securitized the loans.
   The Bank accounted for the transfer as a sale and received proceeds of
   $1,571,162, which included interest of $7,126. There was no gain or loss on the sale of the loans.  Prior to the sale, the loans had a LOCOM markdown of $35,765.  MLBUSA did not retain any interest in this securitization.

   Transactions with Variable Interest Entities

   A VIE is defined in FASB Interpretation No. 46R (revised December 2003)
   Consolidation of Variable Interest Entities ("FIN 46R" ) as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  In the normal course of business,
   MLBUSA acts as a derivative counterparty, investor, transferor, guarantor and/or liquidity provider to various VIEs.

   MLBUSA has entered into three transactions with VIEs for which MLBUSA was deemed the primary beneficiary and must consolidate the VIEs.
   Specifically, MLBUSA loans outstanding to these three VIEs totaled
   $426,097 as of September 30, 2005.  The assets of the VIEs total approximately $440,161 as of September 30, 2005 and $132,800 at December
   31, 2004.  The consolidated assets that collateralize the Bank's loans are generally loans or leases held for sale or held for investment.
   Holders of the beneficial interests in these VIEs have no recourse to the general credit of MLBUSA; rather their investment is paid exclusively from the assets held by the VIE.

   In addition, the Bank holds a significant variable interest in three
   VIEs as a result of its lending and investments activities.  The first
   VIE was created during the second quarter of 2004 to acquire automobile leases.  The Bank also has an investment position in this VIE.  This VIE has total assets of approximately $61,414.  The Bank's maximum exposure to loss as a result of its lending and investment activities in this VIE is $31,232, which assumes no collections on the outstanding loan and a complete loss on the equity investment.  The second VIE was created during the first quarter of 2005 to acquire credit card receivables.
   The Bank also has an investment position in this VIE.  This VIE has total assets of approximately $267,122.  The Bank's maximum exposure to loss as a result of its lending and investment activities in this VIE is approximately $234,053, which assumes no collections on the outstanding loan and a complete loss on the equity investment.  The third VIE was created during the second quarter of 2005 to acquire auto loans.  This
   VIE has total assets of approximately $117,354. The Bank's maximum exposure to loss as a result of its lending activities in this VIE is approximately $113,919, which assumes no collections on the outstanding loan.

9.  COMMITMENTS, CONTINGENCIES, AND GUARANTEES

   Commitments

   In the normal course of business, the Bank enters into a number of off-balance sheet commitments.  These commitments expose the Bank to varying degrees of credit risk, interest rate risk, and liquidity risk, and are subject to the same credit and risk limitation reviews as those recorded on the consolidated balance sheet.

   Credit Extension

   The Bank enters into commitments to extend credit and commercial letters of credit to meet the financing needs of its customers. A summary of the
   Bank's unfunded commitments to extend credit follows:

                                    September 30,      December 31,
                                        2005               2004
                                   ----------------   ---------------

Consumer
 Residential mortgages - 1-4          $  1,832,143       $   616,987
family
 Securities-based
                                            29,894           307,901
 Residential mortgages - home
equity                                   3,950,802         3,041,450
 Residential construction
                                           642,648           535,106
 Credit card
                                           65,939                 -

   Total consumer
                                         6,521,426         4,501,444

Commercial
 Asset-based
                                         6,803,129         6,631,741
 Commercial and industrial
                                         2,948,400         3,253,867
 Real estate
                                         1,018,859           987,659
 Securities-based
                                           162,352           230,872
 Unsecured
                                        15,724,982        14,668,978
 Hedge fund lending
                                           268,100           175,586
 Other
                                           28,229            33,766
   Total commercial
                                       26,954,051        25,982,469
Total                                $ 33,475,477      $ 30,483,913

   Commitments to extend credit are legally binding, generally have specified rates and maturities, and are for specified purposes.  In many instances, the borrower must meet specified conditions before the Bank is required to lend.  The Bank manages the credit risk on these commitments by subjecting these commitments to normal credit approval and monitoring processes.

   Unfunded commitments to extend credit have the following contractual remaining maturities at September 30, 2005:

                                              Expires in
                        --------------------------------------------------------
                                       After 1       After 3
                                       Through       Through         After
                        1 Year or      3 Years       5 Years        5 Years
                           Less

Consumer
 Residential mortgages    $                $     -            $          $    -
- 1-4 family              1,832,143                           -
 Securities-based
                              6,489         12,327       11,078               -
 Residential mortgages
- home equity               551,507        177,478      121,810       3,100,007
 Residential
construction                493,990        148,658            -               -
 Credit card
                           -              65,939       -               -
   Total consumer
                          2,884,129        404,402      132,888       3,100,007

Commercial
 Asset-based
                          4,213,431        856,875    1,676,744          56,079
 Commercial and
industrial                1,188,834        544,898    1,002,455         212,213
 Real estate
                             48,670        524,184      343,316         102,689
 Securities-based
                            131,630         26,312        4,410               -
 Unsecured
                          4,160,614      2,836,633    8,368,792         358,943
 Hedge fund lending
                            268,100              -            -               -
 Other
                           -              28,229       -               -
   Total commercial
                        10,011,279     4,817,131   11,395,717         729,924
Total                     $                     $    $            $ 3,829,931
                        12,895,408     5,221,533   11,528,605

   During 2004, the Bank entered into a master repurchase agreement with the Parent and an affiliate, Merrill Lynch Government Securities, Inc.
   ("MLGSI") in which MLBUSA agrees to purchase securities issued or guaranteed by the United States of America or its agencies, and such other securities that are permissible under applicable bank regulations, and the seller agrees to repurchase the securities at time specified purchase (a repurchase agreement) up to a maximum of $5,000,000.  As of
   September 30, 2005 no securities had been purchased pursuant to this agreement.

   The Bank is also committed to fund charges resulting from Merrill Lynch,
   Pierce, Fenner & Smith Incorporated ("MLPF&S") customers' use of delayed debit cards issued by the Bank.  These advances are collateralized by either cash on deposit at the Bank or cash and securities held in the customer's MLPF&S account.  Advances outstanding as of September 30,
   2005 and December 31, 2004 were $57,183 and $60,986, respectively.

   For each of these types of instruments, the Bank's maximum exposure to credit loss is represented by the contractual amount of these instruments.  Many of the commitments are collateralized, or would be collateralized upon funding, and most are expected to expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent the risk of loss or future cash requirements.

   Purchases

   At September 30, 2005, the Bank had committed to purchase leases to be originated by a third party finance company in amounts totaling approximately $90,854 over the next two years.

   At September 30, 2005, the Bank had committed to purchase residential mortgage loans in the amount of $111,697.

   Other

   MLBUSA's money market and time deposits are deposited at the Bank by
   MLPFS, an affiliate, as agent for certain customers.  The Bank's funding of its assets is dependent upon these deposits and the affiliate's ongoing relationships with its customers.

   Contingencies

   The Bank and its subsidiaries are involved in various legal proceedings arising out of, and incidental to, their respective businesses.
   Management of the Bank, based on its review with counsel of development of these matters to date, considers that the aggregate loss resulting from the final outcome, if any, of these proceedings should not be material to the Bank's consolidated financial condition or results of operations.

   MLBUSA is a lender of consumer and commercial loans to borrowers located in regions identified as severely impacted during the 2005 hurricane season.  Nearly all of these loans are secured by real property or chattel located in the impacted areas.  In the case of loans secured by real property, borrowers are required to maintain hazard insurance and, in some instances, flood insurance, to cover damages that improvements on the property may suffer.  MLBUSA is in the process of collecting and assessing information relative to the collectability of the amounts loaned.  The Bank's management believes that any losses resulting from the hurricanes will not have a material effect on the Bank's consolidated financial statements.

   Guarantees

   MLBUSA provides guarantees to counterparties in the form of standby letters of credit.  Standby letters of credit are obligations issued by the Bank to a third party where the Bank promises to pay the third party the financial commitments or contractual obligations of the Bank's customer.

These guarantees are summarized at September 30, 2005:

                           Maximum
                         ayout/Notio  Carrying Value       Value of
    Type of Guarantee   P           na                    Collateral
   -------------------- ------------------------------ -----------------

 Standby               $                 $           $  410,573
letters of         1,963,254        (15,680)      (1),(2)
credit

(1)   Marketable securities delivered by customers to MLBUSA collateralize up to $204,313 of the standby letters of credit.
(2)   In the event MLBUSA funds the standby letters of credit, the Bank has recourse to customers on whose behalf the Bank issued the standby letter of credit in the amount of $1,329,375.

   Expiration information for these contracts is as follows:

    Type of         Maximum         Less than      1 - 3 years                Over
  Guarantee     Payout/Notional      1 Year                       4 - 5 years5 Years

Standby letters of            $           $ 398,279   506,100   $ 684,123  $ 374,752
credit                 1,963,254

   The amounts above include two-party letters of credit issued by the
   Bank in conjunction with three principal protected mutual funds.  The two-party letters of credit require the Bank to pay an amount equal to the amount by which the mutual fund asset value at the end of seven years is less than the amount originally invested.  This fund is managed using an algorithm that requires holding an amount of highly liquid risk-free investments in addition to other more risky investments that, when combined, will result in the return of at least the original principal investment to the investors at maturity of the fund unless there is a significant and sudden market event.  The Bank's maximum potential exposure to loss with respect to the two-party letters of credit total $633,879.  Such a loss assumes that no funds are invested in risk-free investments, and that all investments suffer a total loss.  As such, this measure significantly overstates the
   Bank's expected loss exposure at September 30, 2005. These transactions met the SFAS No. 149 definition of derivatives and, as such, were carried as a liability with a fair value of $8,572 at September 30,
   2005.

   In connection with certain asset sales and securitization transactions,
   MLBUSA typically makes representations and warranties about the underlying assets conforming to specified guidelines.  If the underlying assets do not conform to the specifications, MLBUSA may have an obligation to repurchase the assets or indemnify the purchaser against any loss.  To the extent these assets were originated by others and purchased by the Bank, MLBUSA seeks to obtain appropriate representations and warranties in connection with its acquisition of the assets.  The Bank believes that the potential for loss under these arrangements is remote.  Accordingly, no liability is recorded in the consolidated financial statements.

10.  CAPITAL REQUIREMENTS

   MLBUSA is subject to various regulatory capital requirements administered by U.S. Federal and state banking agencies.  Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on MLBUSA's consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, MLBUSA must meet specific capital guidelines that involve quantitative measures of
   MLBUSA's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  MLBUSA's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets
   (as defined).  Management believes, as of September 30, 2005 and December
   31, 2004, that the Bank meets all capital adequacy requirements to which it is subject.

   As of September 30, 2005, the most recent notification from the Federal
   Deposit Insurance Corporation categorized MLBUSA as "well capitalized"
   under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," MLBUSA must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed MLBUSA's category.

     The Bank's actual capital amounts and ratios are presented in the following table:

                                                                          Minimum
                                                                        To Be "Well
                                                                     Capitalized" Under
                                                   Minimum for       Prompt Corrective
                                                     Capital
                                Actual          Adequacy Purposes    Action Provisions
----------------------------------------------------------------------------------------
                           Amount     Ratio       Amount    Ratio      Amount    Ratio
September 30, 2005
Total capital (Tier 1 +
Tier 2)
  to risk - weighted       $          10.87%     $          8.0%     $          10.0
assets                     6,069,030              4,465,323            5,581,653%
Tier I capital to risk     $          10.23%     $          4.0%     $          6.0%
- weighted assets          5,711,388              2,232,661            3,348,992
Tier I capital to          $           8.92%     $          4.0%     $          5.0%
average assets             5,711,388              2,561,882            3,202,352

December 31, 2004
Total capital (Tier 1 +
Tier 2)
  to risk - weighted       $          10.81%     $          8.0%     $          10.0
assets                     5,438,308              4,024,003            5,030,004%
Tier I capital to risk     $          10.28%     $          4.0%     $          6.0%
- weighted assets          5,171,255              2,012,001            3,018,002
Tier I capital to          $           7.58%     $          4.0%     $          5.0%
average assets             5,171,255              2,730,641            3,413,301

                                   ******